UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2023

Peak Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39951	85-2448157
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3350 W. Bayshore Rd., Suite 100

Palo Alto, CA 94303

(Address of principal executive offices, including zip code)

(650) 549-9103

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PKBO	OTC Pink

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed, on November 3, 2022, Peak Bio, Inc., a Delaware corporation (the “Company”) entered into a common stock purchase agreement (as amended, the “Common Stock Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

On March 13, 2023 (the “Effective Date”) the Company and White Lion entered into an amendment to the Common Stock Purchase Agreement (the “Amendment”) pursuant to which the Amendment amended certain provisions of the Common Stock Purchase Agreement. These amendments included, among other things, (i) amending the definition of “Eligible Market” in the Common Stock Purchase Agreement to provide the Company with the right, during the Commitment Period (as defined in the Common Stock Purchase Agreement), to issue and sell shares of newly issued Common Stock to White Lion while the Company’s Common Stock is listed on the OTC Market; (ii) providing for (A) an applicable Percentage Limit (as defined in the Common Stock Purchase Agreement) of 200% and (B) a revised purchase price equal to either 85% or 90% (as applicable) of the lowest daily volume-weighted average price of the Company’s Common Stock to be paid by White Lion to the Company for any shares of Common Stock purchase pursuant to the terms of the Common Stock Purchase Agreement, while the Company’s Common Stock is listed on the OTC Market; (iii) requiring the Company to issue within five trading days following the Effective Date, as consideration for White Lion to enter into the Amendment, shares of Common Stock to White Lion equal to the quotient obtained by dividing (X) $250,000 and (Y) the lowest closing price of the Company’s Common Stock for the ten trading days prior to the Effective Date, minus 50,200; (iv) requiring the Company to issue shares of Common Stock to White Lion, if the Company does not issue Purchase Notices (as defined in the Common Stock Purchase Agreement) of at least $1 million in the aggregate within 180 days following the Effective Date, equal to the quotient obtained by dividing (W) $100,000 and (Z) the lowest closing price of the Company’s Common Stock of the ten trading days prior to the 180th day following the Effective Date ((iii) and (iv) collectively, the “Amendment Shares”); and (v) providing White Lion with certain registration rights with respect to the Amendment Shares.

The foregoing description of the Amendment is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2023, Brad Stevens notified the Company of his resignation from the Company’s Board of Directors (the “Board”), effective immediately. Mr. Stevens’ decision to resign from the Board is solely for personal reasons and is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices, or any disagreements in respect of accounting principles, financial statement disclosure, or any issue impacting the Audit Committee of the Board (the committee on which he served).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Amendment to Common Stock Purchase Agreement, dated as of March 13, 2023, by and between Peak Bio, Inc. and White Lion Capital LLC.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2023

PEAK BIO, INC.

By:	/s/ Stephen LaMond
Name:	Stephen LaMond
Title:	Interim Chief Executive Officer and Chief Operating Officer